EXHIBIT INDEX

(12) Tax opinion for merger of IDS Life Series - Government Securities Portfolio into AXP Variable Portfolio - Short Duration U.S. Government Fund. Tax opinion for merger of IDS Life Series - Income Portfolio into AXP Variable Portfolio - Diversified Bond Fund.

(16)(a) Directors'/Trustees' Power of Attorney, to sign Amendments to this Registration Statement dated July 7, 2004.